Exhibit 1

JOINT FILING AGREEMENT

     As required by Rule 13d-1(k) of the General Rules and Regulations under the Securities Exchange Act of 1934, we hereby agree that the statement on Schedule 13D to which this Agreement is an Exhibit is filed on behalf of each of us.

     IN WITNESS WHEREOF, this Agreement has been executed by each of us as of June 6, 2003.

/s/ David Tuer David Tuer

/s/ Ronald Mathison Ronald Mathison

Matco Investments Ltd.

By:	/s/ Ronald Mathison Name: Ronald Mathison Title: President

Matco Capital Ltd.

By:	/s/ Ronald Mathison Name: Ronald Mathison Title: President